UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – June 2, 2008

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On June 5, 2008, Energy Future Holdings Corp. (the “Company”) announced that, effective July 1, 2008, Paul M. Keglevic will become Executive Vice President and Chief Financial Officer of the Company. As a result of Mr. Keglevic’s appointment as Executive Vice President and Chief Financial Officer of the Company, David A. Campbell will no longer serve as Executive Vice President and Chief Financial Officer of the Company effective July 1, 2008. As disclosed below, Mr. Campbell will continue with the Company as Chief Executive Officer and President of Luminant.

Mr. Keglevic, age 54, leaves PriceWaterhouseCoopers (“PwC”) where he served as an audit partner. Mr. Keglevic was PwC Utility Sector Leader for the past six years and had responsibility for all PwC services provided to utility sector clients. In addition, beginning in 2007, Mr. Keglevic served as the Clients and Sector Leader for the Assurance Practice of PwC. Mr. Keglevic brings over 31 years of experience (20 years as a partner) serving public companies across several industry sectors including utilities, telecommunications and transportation.

In connection with his employment, Mr. Keglevic executed an employment agreement with the Company. The employment agreement provides for Mr. Keglevic to serve as Executive Vice President and Chief Financial Officer of the Company, effective as of July 1, 2008. The term of his employment agreement is three years from July 1, 2008. As compensation for his services, Mr. Keglevic will be paid an annual base salary equal to $600,000 with the ability to earn an annual cash bonus equal to 75% of his base salary if he achieves certain annual performance targets established by the Board of Directors of the Company (the “Board”). Such annual cash bonus may be increased to an amount equal to 200% of his base salary based on achievement of certain superior annual performance targets established by the Board. The Company will also pay Mr. Keglevic a signing bonus equal to $550,000 payable as follows: (i) $250,000 payable on or before his second semi-monthly pay period of employment; (ii) $150,000 payable on the first anniversary of his employment and (iii) $50,000 payable on the second, third, and fourth anniversaries of his employment.

In addition, Mr. Keglevic’s employment agreement entitles him to receive options to acquire 2.5 million shares of the Company’s common stock at a price per share equal to the fair market value of the common stock as of the date of grant. Mr. Keglevic will also receive 225,000 deferred share units. Upon vesting, each deferred share unit will entitle Mr. Keglevic to receive one share of the Company’s common stock. If Mr. Keglevic is employed by the Company on the third and fifth anniversaries of his employment, 112,500 of such units shall vest on each such date. If Mr. Keglevic’s employment with the Company terminates for any reason prior to July 1, 2013 (other than for “cause” or without “good reason”), he will have the right to (i) sell to the Company all (but not less than all) of the shares of Company common stock that have vested pursuant to the deferred share arrangement (if any) for $3,200,000 or (ii) if no shares of Company common stock shall have vested, a payment of $3,200,000. As part of his employment arrangement, Mr. Keglevic may purchase from the Company up to an aggregate number of shares of the Company’s common stock having a fair market value of $1,000,000. The employment agreement also entitles Mr. Keglevic to receive other forms of customary compensation such as certain health and welfare benefits, certain perquisites and reimbursement of certain business expenses.

Mr. Keglevic’s employment agreement includes a “change in control” provision. In the event that Mr. Keglevic’s employment is terminated by the Company without cause or if he resigns for good reason within 24 months after a “change in control” of the Company (as defined in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates (the “Stock Incentive Plan”)), Mr. Keglevic would be entitled to receive, among other things, a lump sum payment equal to two times the sum of his annualized base salary and his target annual cash bonus.

Mr. Keglevic’s employment agreement includes customary non-compete and non-solicitation provisions that generally restrict Mr. Keglevic’s ability to compete with the Company or solicit its customers or employees for his own personal benefit during the term of the employment agreement and 18 months after the employment agreement expires or is terminated.

The stock options described above will be granted under the Stock Incentive Plan. See the section entitled “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” (“CD&A”) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (“Form 10-K”) for a detailed description of the material terms of the Company’s stock options. In addition, see Exhibit I to Mr. Keglevic’s employment agreement for a form of the stock option award that he is expected to be granted.

In connection with his investment and receipt of stock options, Mr. Keglevic will execute a management stockholder’s agreement and sale participation agreement. The management stockholder’s agreement contains restrictions on Mr. Keglevic’s ability to transfer any shares of Company common stock. Except in certain limited circumstances, any shares of Company common stock beneficially owned by Mr. Keglevic will be non-transferable prior to October 10, 2012. In addition, the management stockholder’s agreement gives the Company certain rights of first refusal in the event Mr. Keglevic attempts to sell any shares of Company common stock after October 10, 2012 but prior to the earlier to occur of a “change in control” or consummation of a “qualified public offering” of the Company (as those terms are defined in the management stockholder’s agreement). In addition, the management stockholder’s agreement gives the Company certain rights to repurchase Mr. Keglevic’s Company common stock (i) if he terminates his employment without good reason; (ii) if the Company terminates his employment for cause and (iii) under certain other events. The sale participation agreement gives the Company, its parent company and certain of the parent company’s investors drag along rights in the event the Company, its parent company or certain of the parent company’s investors engage in certain corporate transactions in which they sell a direct or indirect equity interest in the Company. In addition, the sale participation agreement gives Mr. Keglevic tag along rights in the event the Company, its parent company or certain of the parent company’s investors engage in certain corporate transactions in which they sell a direct or indirect equity interest in the Company. See Exhibits III and IV to Mr. Keglevic’s employment agreement for a form of management stockholder’s agreement and sale participation agreement.

For more detailed information about the Company’s compensation philosophy and programs, see CD&A in the Company’s Form 10-K.

Luminant Management Changes

On June 2, 2008, the Company announced that, effective immediately, Michael Greene became Vice Chairman of the Company and David A. Campbell became Chief Executive Officer and President of Luminant. Accordingly, Mr. Greene will no longer serve as Chief Executive Officer and President of Luminant, and Mr. Campbell will no longer serve as the Chief Commercial Officer of Luminant. As Vice Chairman of the Company, Mr. Greene will focus on important internal and external matters that do not fit into a particular business unit of the Company. Effective July 7, 2008, Mark A. (“Mac”) McFarland will serve as Chief Commercial Officer of Luminant and Executive Vice President of the Company. Mr. McFarland joins Luminant from Exelon Corp. where he most recently served as Senior Vice President of Corporate Development.

Neither Mr. Campbell’s nor Mr. Greene’s employment arrangements were changed in connection with their new assignments.

Amended and Restated Employment Agreement – Michael McCall

On June 6, 2008, the Company and Luminant Holding Company LLC entered into an Amended and Restated Employment Agreement with Michael McCall, Chief Operating Officer of Luminant. For more detailed information about the employment arrangements of Mr. McCall and the Company’s compensation philosophy and programs see CD&A in the Company’s Form 10-K. The discussion below should be read in conjunction with the CD&A.

The amended and restated employment agreement provides for Mr. McCall to serve as the Chief Operating Officer of Luminant, and is effective as of October 10, 2007. The term of his amended and restated employment agreement is three years from October 10, 2007. As compensation for his services, Mr. McCall will be paid an annual base salary equal to $500,000, with the ability to earn an annual cash bonus equal to 75% of his base salary if he achieves certain annual performance targets established by the Board. Such annual cash bonus may be increased to an amount equal to 200% of his base salary based on the achievement of certain superior annual performance targets established by the Board. The Company will also pay Mr. McCall a signing bonus equal to $48,600 in connection with his execution of the amended and restated employment agreement. In consideration of (i) Mr. McCall remaining actively employed by the Company and the continued satisfactory performance of his job duties through June 30, 2009 (other than in the case of his resignation for “good reason” or his termination by the Company without “cause” (as each term is defined in the amended and restated employment agreement)) and (ii) his forfeiture of the right to receive a severance payment equal to two times his base salary and annual bonus target if he resigns for “good reason” or is terminated by the Company without “cause” before January 1, 2012, the Company has agreed to pay Mr. McCall a one-time, lump-sum cash bonus of $1,750,000. If Mr. McCall resigns without “good reason” or is terminated by the Company for “cause” on or before June 30, 2009, Mr. McCall will forfeit the right to such bonus.

In addition, Mr. McCall’s amended and restated employment agreement entitles him to receive options to acquire 2.5 million shares of the Company’s common stock at a price per share equal to the fair market value of the common stock as of the date of grant. As part of his amended and restated employment arrangement, Mr. McCall agreed to make a significant personal investment in the equity of the Company. In this regard, Mr. McCall agreed to forego $3 million of the compensation owed to him in connection with the recent Company merger in exchange for 600,000 deferred share units, with each deferred share unit entitling Mr. McCall to receive one share of the Company’s common stock on the earlier of termination of his employment or a “change in control” of the Company (as defined in the Stock Incentive Plan). The amended and restated employment agreement also entitles Mr. McCall to receive other forms of customary compensation such as certain health and welfare benefits, certain perquisites and reimbursement of certain business expenses.

Mr. McCall’s amended and restated employment agreement includes a “change in control” provision. In the event that Mr. McCall’s employment is terminated by the Company without cause or if he resigns for good reason within 24 months after a “change in control” of the Company (as defined in the Company’s Stock Incentive Plan), Mr. McCall would be entitled to receive, among other things, a lump sum payment equal to two times the sum of his annualized base salary and his target annual cash bonus.

Mr. McCall’s amended and restated employment agreement includes customary non-compete and non-solicitation provisions that generally restrict Mr. McCall’s ability to compete with the Company or solicit its customers or employees for his own personal benefit during the term of the amended and restated employment agreement and 18 months after the amended and restated employment agreement expires or is terminated.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	10.1	Employment Agreement by and between Paul M. Keglevic and the Company

	10.2	Amended and Restated Employment Agreement, dated June 6, 2008, by and among Luminant Holding Company LLC, the Company and Michael McCall.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: June 6, 2008

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